Exhibit 99.1

CommScope Proposes Offerings of

Convertible Senior Subordinated Notes and Common Stock

HICKORY, NC, May 20, 2009— CommScope, Inc. (NYSE: CTV) is proposing public offerings of its convertible senior subordinated notes and common stock.

CommScope intends to offer, subject to market and other conditions, $200 million aggregate principal amount of its convertible senior subordinated notes due 2015. In connection with this offering, CommScope intends to grant the underwriters a 30–day option to purchase up to an additional $30 million principal amount of the notes. The notes will be convertible into shares of CommScope common stock. The offering price, interest rate, conversion price and other terms of the notes will be determined by CommScope and the underwriters.

CommScope also intends to offer concurrently, subject to market and other conditions, eight million shares of its common stock. In connection with this offering, CommScope intends to grant the underwriters a 30–day option to purchase an additional 1.2 million shares of common stock. Neither the notes offering nor the common stock offering is conditioned on consummation of the other offering.

The net proceeds from the notes offering and common stock offering will be used to repay a portion of the amounts outstanding under CommScope’s senior secured credit facilities in conjunction with an amendment to the credit facilities. To the extent that net proceeds from the two offerings exceed $400 million, such excess proceeds will be used for general corporate purposes, including potentially paying down additional indebtedness under CommScope’s credit facilities.

J.P. Morgan Securities Inc., Merrill Lynch & Co. and Wachovia Capital Markets, LLC are acting as joint book–running managers for the convertible senior subordinated notes offering, and J.P. Morgan Securities Inc., Merrill Lynch & Co. and UBS Securities LLC are acting as joint book–running managers for the common stock offering.

CommScope has filed a registration statement (including a prospectus and related preliminary prospectus supplements for each offering) with the U.S. Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the applicable preliminary prospectus supplement and the accompanying prospectus, as well as the documents and other information incorporated therein by reference, for more complete information about CommScope and these offerings. You may get these documents for free by visiting IDEA on the SEC website at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, (718) 242-8002 or 1-866-430-0686.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any convertible senior subordinated notes or common stock, nor will there be any sale of convertible senior subordinated notes or common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About CommScope

CommScope, Inc. (NYSE: CTV) is a world leader in infrastructure solutions for communication networks. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Investor Contact:

Phil Armstrong, CommScope

+1 828–323–4848

News Media Contact:

Rick Aspan, CommScope

+1 708–236–6568 or publicrelations@commscope.com

Forward–Looking Statements

This press release includes forward-looking statements that are based on information currently available to management and on management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, CommScope does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise. Readers are cautioned that there can be no assurance that the proposed offerings of convertible senior subordinated notes and common stock will be successfully completed, or as to the terms on which the proposed offerings may be completed, or that the expected amendments to CommScope’s credit facilities will become effective in connection with the offerings.